                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Date:         February 4, 2003
Contact:      Steven R. Hedberg
For Release:  Immediately

ASE ANNOUNCES YEAR END 2002 RESULTS

ST. PAUL, MINNESOTA--Aero Systems Engineering, Inc. (Nasdaq - AERS), a worldwide leader in wind tunnel and jet engine testing facilities engineering, announced today the results for the year ended December 31, 2002. Results for the period were:

(Results in 000's except per share amounts)          3 Months                 12 Months
                                                   Ended 12/31               Ended 12/31
                                               ---------------------    -----------------------
                                                    2002       2001           2002        2001
                                                    ----       ----           ----        ----
Revenues                                         $11,515     $9,642        $40,857     $27,183
Income Before Taxes                                1,133        695          2,839         423
Net Income                                         1,234        643          2,360         271
Net Income  Per Share                                .28        .14            .54         .06
Weighted Average
         Common Shares Outstanding                  4402       4402           4402        4402

The increase in revenue for the year 2002 compared to 2001 was mostly attributable to the increase in orders in process, resumption of normal activities on the Singapore wind tunnel project since receipt of the export license in early September 2001 and success in new initiatives. The total year orders during 2002 were $32.7 million as compared to $29.0 million in 2001. Although backlog did decrease from $29.5 million at the end of 2001 to $21.3 million at the end of 2002, this was largely due to the work performed in 2002 on the three year Singapore wind tunnel project.

The Company reported income before tax of $2,839,000 for 2002, as compared to income before tax of $423,000 in 2001. The improvement from 2001 was mostly due to the increased business level and reduced interest expense as a result of reduced debt levels and lower interest rates. For purposes of calculating the tax component of net income, the Company reversed previously established tax valuation allowances of $546,000 in the fourth quarter of 2002 as management concluded that certain deferred tax assets were realizable. This was a non-cash transaction.

Mr. Charles Loux, President and Chief Executive Officer, commented, "We are very pleased with the continued strong order level and profitability improvements made throughout all of 2002. Backlog continues to be strong as we enter 2003. The $40.9 million revenue level for 2002 is a record for the Company."

Comments regarding the ability of the Company to achieve revenues in the future and other forward-looking statements involve risks and uncertainties, including but not limited to general economic conditions, the condition of the aerospace industry, signing of future contracts, competitive factors and other risks detailed from time to time in the Company's reports to the SEC, including the report on Form 10-K for the year end December 31, 2001. Actual results may vary materially from those anticipated.

ABOUT AERO SYSTEMS ENGINEERING

Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

ASE, headquartered in St. Paul, Minnesota, is 51% owned by Minnesota ASE, LLC.

Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Market(sm) under the symbol: AERS.

COMPANY CONTACTS

For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc. (ASE), tel 651-220-1222.




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